EXHIBIT 99.1

                                December 21, 2010

DEAR SHAREHOLDERS...

Welcome to the continuing evolution and development of CytoDyn. We have as a company a unique and once in a lifetime opportunity to possibly impact the HIV/AIDS problem facing the world.

Before we look to the future we have to acknowledge our past. The evolution of a small biotech/pharma company is never easy. Evolution presents many challenges and potential conflicts between shareholders, management, and the development of its science. Some shareholders want immediate results, which are not usually realistic. The easy way would have been to raise money and dilute the initial and existing shareholders that believed in the science and the potential of our one-of-a-kind drug, Cytolin. A path CytoDyn did not take.

We owe gratitude to Al Allen, our Chairman and founder, and his relentless effort to protect and minimize the dilution of existing shareholders. CytoDyn only has approximately 21 million shares outstanding, and it is our intention to only increase outstanding shares as and when necessary. Shareholder value is and will continue to be a very important part of our future.

As CytoDyn moves our primary drug Cytolin through the continuing process of development and FDA approval, there will be challenges, but with challenges there are also opportunities.

In the evolving future, CytoDyn will be adding key management and staff, engaging additional experienced legal counsel, evaluating investment banking relationships, updating our website, and constantly evaluating our potential relationships with big pharma. As we move forward we will also be increasing the exposure of our current drug Cytolin, with new public and institutional awareness.

For shareholders looking to the future, you will also see additions to our board of directors and the formation of a new scientific advisory board.

My focus as CytoDyn's new President and CEO is to constantly improve CytoDyn's operating position, science, and to continue to improve and build shareholder value.

We as a company will diligently pursue the business opportunities as presented that will eventually benefit both shareholders and the world.

Thank you in advance for your participation in the future of CytoDyn.

Regards

/s/ Kenneth J Van Ness
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Kenneth J Van Ness
President and CEO

December 21, 2010


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Certain statements contained herein may include "forward looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historic facts but anticipate future events and circumstances. Such forward-looking statements include a number of risks and uncertainties, including but not limited to, the failure of preliminary results from clinical studies to reflect the results from more comprehensive studies, and an inability to enroll a sufficient number of patients or to otherwise complete a study. Factors that could cause actual results to differ materially include, among others, government regulation, managing and maintaining growth, and the effects of adverse publicity, litigation, competition, and other factors that may be identified in the Company's annual report on Form 10-K for the fiscal year ended May 31, 2010 and other filings with the Securities Exchange Commission under the caption "Risk Factors."